Exhibit 5.1

May 29, 2020

Pennsylvania Real Estate Investment Trust

One Commerce Square

2005 Market Street, Suite 2000

Philadelphia, PA 19103

Ladies and Gentlemen:

We have acted as counsel to Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust (the “Trust”), in connection with the preparation and filing with the Securities and Exchange Commission of the Trust’s registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to an aggregate of 2,440,000 shares of beneficial interest, par value $1.00 per share (“Shares”), issuable pursuant to the Amended and Restated Pennsylvania Real Estate Investment Trust 2018 Equity Incentive Plan (the “Equity Plan”) and such presently indeterminate number of common shares or other securities that may be offered and issued to prevent dilution resulting from share splits, share dividends or similar transactions.

For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Amended and Restated Trust Agreement and Bylaws of the Trust, each as amended to date, the Equity Plan, resolutions adopted by the Trust’s Board of Trustees, and such other agreements, instruments, documents, and records relating to the Trust and the issuance of the Shares pursuant to the Equity Plan as we have deemed appropriate. In all such examinations, we have assumed the legal capacity of each natural person signing any of the documents and corporate records relating to the Trust, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies, and the accuracy and completeness of all records and other information made available to us by the Trust. As to issues of fact material to our opinion, we have relied on representations of officers of the Trust, upon statements made to us in discussion with the Trust’s management and upon certificates of public officials. Except as otherwise indicated, we have not undertaken any independent investigation of factual matters.

We express no opinion concerning the laws of any jurisdiction other than the corporation and business trust laws of the Commonwealth of Pennsylvania. For purposes of this opinion, we have assumed that a sufficient number of authorized but unissued common shares of the Trust will be available for issuance when the Shares are issued.

Based on the foregoing and consideration of such questions of law as we have deemed relevant, in our opinion the Shares, when and if issued and paid for in accordance with the terms of the Equity Plan, will be validly issued, fully paid and non-assessable by the Trust.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Faegre Drinker Biddle & Reath LLP

FAEGRE DRINKER BIDDLE & REATH LLP